Exhibit 21.1

Tekmira Pharmaceuticals Corporation

List of Subsidiaries

Name	Date on which the entity became Tekmira’s wholly owned sub	Jurisdiction
Protiva Biotherapeutics Inc.	May 30, 2008	British Columbia, Canada
Protiva Biotherapeutics (USA), Inc.	May 30, 2008	Delaware, United States of America
Protiva Agricultural Development Company Inc.	Jan. 9, 2014	British Columbia, Canada
OnCore Biopharma, Inc.	Mar. 4, 2015	Delaware, United States of America
Enantigen Therapeutics, Inc.	Mar. 4, 2015	Delaware, United States of America